UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 31, 2008 (January 25, 2008)

Anthracite Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(212) 810-3333

N/A
(Former name or former address

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 25, 2008, Anthracite Capital, Inc. (the "Company") entered into Amendment No. 2 to the Parent Guaranty dated as of March 17, 2006 (the "Amendment").  The Amendment was executed by the Company, as guarantor, and Bank of America, N.A., as the lender (the "Lender") under the Credit Agreement (the "Credit Agreement") among AHR Capital BofA Limited, a limited company organized under the laws of Ireland, as a borrower, the Company, as the borrower agent, the other borrowers from time to time party thereto and the Lender.

The Amendment adds the words "received by the Guarantor on or after July 20, 2007" after the term Equity Proceeds in the maintenance of tangible net worth covenant.  The amended and restated covenant reads: "(a) Maintenance of Tangible Net Worth. Tangible Net Worth at the end of each fiscal quarter shall not be less than the sum of (i) $400,000,000, plus, (ii) an amount equal to 75% of any Equity Proceeds received by the Guarantor on or after July 20, 2007."  As a result of this change, the Company is required to maintain, pursuant to the covenant, Tangible Net Worth of at least $400 million plus the fractional amount of Equity Proceeds described in the preceding sentence.  Before the effectiveness of the Amendment, the Company was required to maintain Tangible Net Worth of at least approximately $520 million pursuant to the covenant as a result of sales and issuances of capital stock between March 17, 2006 and July 20, 2007.

Bank of America, N.A. and its affiliates have from time to time provided other financial services, including investment banking services, to the Company, BlackRock Financial Management, Inc., the manager of the Company, and their respective affiliates, for which they received customary compensation.

The above summary is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amendment No. 2 to Parent Guaranty, dated as of January 25, 2008

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ James J. Lillis
	Name:	James J. Lillis
	Title:	Chief Financial Officer and Treasurer

Dated: January 31, 2008